Exhibit 99.1

Genius Brands International’s Rainbow Rangers Toys from Mattel to Debut at Walmart Stores in August

May 05, 2020

Mattel to Release Toy Line Based on Characters from the Hit Animated Series on Nick Jr.

BEVERLY HILLS, Calif., May 05, 2020 (GLOBE NEWSWIRE) -- Genius Brands International, Inc. "Genius Brands" (NASDAQ: GNUS) announced today that its Master Toy Partner, Mattel, Inc., will debut the first toy line at Walmart stores for the original preschool brand, Rainbow Rangers.

Genius Brands International, Inc. (NASDAQ: GNUS) announced today that its Master Toy Partner, Mattel, Inc., will debut the first toy line at Walmart stores for the original preschool brand, Rainbow Rangers. The toys will feature characters—Rosie Redd, Mandarin Orange, Anna Banana, Pepper Mintz, Bonnie Blueberry, Indigo Allfruit, Lavender LaViolette and Floof—from the popular Rainbow Rangers series, currently airing on Nick Jr. in the U.S. and key territories around the world. Each unique and diverse character represents a superpower, including super strength, music power, animal whisperer, invisibility, super vision, super speed, micro-power!

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The toys will feature characters—Rosie Redd, Mandarin Orange, Anna Banana, Pepper Mintz, Bonnie Blueberry, Indigo Allfruit, Lavender LaViolette and Floof—from the popular Rainbow Rangers series, currently airing on Nick Jr. in the U.S. and key territories around the world. Each unique and diverse character represents a superpower, including super strength, music power, animal whisperer, invisibility, super vision, super speed, micro-power!

“I have said many times that toys are the key category of licensed products for a property like Rainbow Rangers, and this new line from Mattel signals a very big step for the brand.  The SKU is well priced to the current retail environment and represents tremendous value to the kids who love our show. With the addition of the new toy line, we now have licensed product in the market ranging from $1.50 all the way to $109.99 MSRP in a variety of different product categories,” stated Andy Heyward, Chairman & CEO, Genius Brands. “We are extremely proud of Rainbow Rangers, which delivers positive messaging of empowerment, teamwork, friendship and environmental responsibility, and we are continuing to work with our licensing partners, like Mattel, to develop new products that bring the series to life and provide additional ways for our young fans to engage with the brand.” He added, “I think it is particularly important in these times to note that kid’s entertainment viewing is one of the few areas of commerce that is actually growing! We look forward to the consumer products driven by that to follow.”

Additional Rainbow Rangers branded products at retail include two DVDs from Distribution Solutions available at Walmart and Target stores nationwide, as well as online at Amazon; costumes and accessories at online retailers, including Walmart, Amazon, Party City and halloweencostumes.com; apparel from Bentex on Amazon; storybooks from Macmillan Publishing at Target.com, Walmart.com, and Barnes & Noble; bicycles from Dynacraft at Walmart.com and Kohl's.com; and stationery items from Inkology on Amazon.

Featuring engaging storylines rooted in themes of empowerment, diversity, friendship, and sustainability, Rainbow Rangers is a rescue-based series that follows the adventures of seven girls who are Earth’s first responders, protecting people, animals, resources, and the natural beauty of our world.  The series boasts a unique and highly-accomplished team of creators from the animated motion picture and television worlds, including Rob Minkoff (Disney’s The Lion King director), Shane Morris (Disney’s Frozen co-writer), Tim Mansfield, and New York Times Bestselling author and Emmy Award-nominated writer Elise Allen (Dinosaur Train, Lion Guard, Barbie specials),  who serves as head writer and co-creator.  Multiple Emmy Award-winning director Michael Maliani directs the series, and Genius Brands' Chairman and CEO and multiple Emmy Award-winning producer, Andy Heyward, serves as executive producer.

About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s award-winning ‘content with a purpose’ portfolio includes Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger; Rainbow Rangers for Nick Jr.; Llama Llama, starring Jennifer Garner, for Netflix; award-winning toddler brand Baby Genius; adventure comedy STEM series Thomas Edison's Secret Lab; entrepreneurship series Warren Buffett's Secret Millionaires Club; and Stan Lee's Cosmic Crusaders, created with Stan Lee's Pow! Entertainment. Through licensing agreements with leading partners, characters from Genius Brands’ IP also appear on a wide range of consumer products for the worldwide retail marketplace. The Company’s Genius Brands Network of channels, including Kid Genius Cartoon Channel, Baby Genius TV, and Kid Genius Plus!, are available on over 200M mobile devices and in over 100M U.S. television households via a multitude of distribution platforms, including Comcast, Cox, DISH, Amazon Prime, Sling TV, Apple TV, Roku, Amazon Fire and more. For additional information, please visit www.gnusbrands.com.

Forward-Looking Statements:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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MEDIA CONTACT:
Michelle Orsi
Three.Sixty Marketing & Communications
Tel: (310) 418-6430
michelle@360-comm.com

INVESTOR RELATIONS CONTACT:
PORTER LEVAY & ROSE
7 Pennsylvania Plaza, Suite 810
New York, NY 10001
T: 212-564-4700
ir@gnusbrands.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/220c3da8-6534-4a6d-aedb-230a8aff6e5b

Source: Genius Brands International, Inc.

Released May 5, 2020

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